Exhibit 4.9

EIGHTH AMENDMENT
TO
THE SEARS 401(K) SAVINGS PLAN
(as amended and restated January 1, 2000)

Pursuant to the authority reserved to the Company at subsection 14.1 of the Sears 401(k) Savings Plan (the "Plan"), the Plan is hereby amended as follows, effective January 1, 2005, except as other wise indicated.

1. Subsection 1.2 is hereby amended by adding the following sentence at the end thereof:

The Employers are listed at Appendix A.

2. Subsection 2.3 is hereby revised to read as follows:

2.3 Rehires.

(a) If an employee who has never become a Participant (and therefore does not have a nonforfeitable right to any benefit under the Plan) terminates employment with the Employers and Related Companies prior to January 1, 2005, and the number of his consecutive One Year Breaks in Service equals or exceeds seven (six in the case of an individual whose first 12 months of a Maternity or Paternity Absence are disregarded under subsection 2.5), then any Year of Eligibility Service (and any eligibility service not yet constituting a Year of Eligibility Service) earned prior to the first such One Year Break in Service shall be erased, and if he is later employed or reemployed by an Employer or a Related Company, he shall be considered a new employee for all purposes under the Plan.

(b) Effective with respect to terminations of employment on or after January 1, 2005, if an employee who has never become a Participant (and therefore does not have a nonforfeitable right to any benefit under the Plan) terminates employment with the Employers and Related Companies, and the number of his consecutive One Year Breaks in Service equals or exceeds the greater of (i) five, or (ii) his Years of Vesting Service prior to his termination, then any Year of Eligibility Service (and any eligibility service not yet constituting a Year of Eligibility Service) and any Years of Vesting Service (and any vesting service not yet constituting a Year of Vesting Service) earned prior to the first such One Year Break in Service shall be erased and, if he is later employed or reemployed by an Employer or a Related Company, he shall be considered a new employee for all purposes under the Plan.

(c) Notwithstanding the foregoing, an individual who was employed by the Company or a Related Company before 1998 and who terminates employment (after having earned a Year of Eligibility Service and attaining age 21), but before becoming a Participant by making contributions to the Plan shall retain his Year of Eligibility Service and Years of Vesting Service (if any) regardless of the length of his absence. The foregoing exception shall not apply to any individual who was hired before 1998, but who terminates employment with the Employers and Related Companies without having earned a Year of Eligibility Service.

(d) A Participant's number of Years of Vesting Service accrued after five consecutive One Year Breaks in Service shall be disregarded for purposes of determining the nonforfeitable percentage of his benefit under the Plan derived from Employer contributions which accrued prior to such break.

2. Paragraph (b) of subsection 2.4 is hereby redesignated paragraph (c) and new paragraph (b) is hereby added thereto:

(b) For purposes of determining whether an employee has incurred a One Year Break in Service under subsection 2.5(b), the employee shall be credited, to the extent not otherwise credited in accordance with the foregoing provisions of this subsection 2.4 with 8 Hours of Service for each day (up to a maximum of 40 Hours of Service for each calendar week) for any period during which the employee is absent from active employment with an Employer or Related Company by reason of a Maternity or Paternity Absence, provided, however, that the total Hours of Service credited to a Participant pursuant to this subsection 2.4(b) shall not exceed 501. Hours of Service credited in accordance with the foregoing sentence shall be credited for the Plan Year during which the absence begins to the extent that such crediting would prevent the employee from incurring a One Year Break in Service during that year and, the balance, if any, shall be credited in the immediately following year.

3. Subsection 2.5 is hereby revised to read as follows:

2.5 One Year Break in Service.

(a) For purposes of determining Years of Eligibility Service, for terminations of employment occurring, and absences commencing, prior to January 1, 2005, the term "One Year Break in Service" means the 12-consecutive-month period commencing on the day after the day an employee's employment with the Employers and Related Companies is terminated for any reason, unless such absence constitutes a Maternity or Paternity Absence. With respect to paragraph 2.1(a), any absence of less than 12 months following such termination of employment shall be disregarded. An individual who is absent because of service in the U.S. Armed Forces will begin a One Year Break in Service on the 91st day following his discharge from military service, if he does not return to work within 90 days of such discharge. With respect to an individual whose absence from employment constitutes a Maternity or Paternity Absence, the term "One Year Break in Service" means the 12-consecutive-month period commencing on the second anniversary of the first day of such absence if he is not paid or entitled to payment for the performance of duties for an Employer or a Related Company during that 12-consecutive-month absence. The period between the first and second anniversaries of the first day of a Maternity or Paternity Absence shall not constitute a period of either Eligibility Service nor Vesting Service, nor shall it constitute a One Year Break in Service. The term "Maternity or Paternity Absence" means an employee's or Participant's absence from work because of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Plan Administrator may require the employee or Participant to furnish such information as it considers necessary to establish that such individual's absence was a Maternity or Paternity Absence.

(b) For purposes of determining Years of Eligibility Service, for terminations occurring on or after, or absences beginning on or after January 1, 2005, and for purposes of determining Years of Vesting Service, the term "One Year Break in Service" means, with respect to any employee, any Plan Year during at least a portion of which he is not an employee of an Employer or a Related Company and during which he completes fewer than 501 Hours of Service.

4. New subsection 2.9 is hereby added after subsection 2.8, effective January 1, 2005:

2.9 Year of Vesting Service. A "Year of Vesting Service" is a Plan Year in which an Employee is credited with at least 1000 Hours of Service.

5. Subsection 4.7 is hereby revised to read as follows:

Compensation and Eligible Compensation. The Plan takes into account different items of compensation paid to Participants and Eligible Employees for different purposes. Generally, all items of taxable compensation are divided into the following five categories:

(a) regular pay, which includes (but is not limited to) hourly wages, salary, commission/draw, shift differential, standby pay, paid time off (normal vacation, holiday and illness pay), Sunday premium pay, business training pay, and salary continuation paid in installments;

(b) special pay, which includes (but is not limited to) vacation pay, severance pay, or salary continuation pay paid in a lump sum, taxable moving allowances and any related tax gross-up, merchandise and trip awards, cash prizes, tuition reimbursement, sign-up bonuses, and stay bonuses, referral bonuses, and state disability income;

(c) annual bonus and regular incentive pay;

(d) deferred compensation, including amounts paid to or from any nonqualified deferred compensation plan sponsored by the Employers and Related Companies or any long-term incentive plan; and

(e) gain from the exercise of a nonqualified stock option or the lapsing of a restriction on Company stock awards.

All items in categories (a) and (c) that are paid to a Participant during a Plan Year or that would have been paid to a Participant during such Plan Year but for his Pre-Tax Contribution election under this Plan (or any other cash or deferred arrangement maintained by the Employers and Related Companies) or his salary reduction election under a cafeteria plan (within the meaning of section 125 of the Code) maintained by an Employer or Related Company, constitute "Eligible Compensation" for such Plan Year. All items in categories (a), (b), and (c) (determined prior to any such pre-tax or salary reduction election) are considered to constitute "Compensation" within the meaning of Treasury Regulation Section 1.415-2 (d) and sections 414(s) and 414 (q) of the Code for purposes of applying the limits of Section 8 of the Plan. Items in categories (d) and (e) are not taken into account for any purpose under the Plan.

6. Subsection 5.1 is hereby revised to read as follows:

(a) With respect to all Participants other than Enhanced Match Participants, subject to the terms and conditions of the Plan, including subsection 7.3 and Supplement C hereof, the "Employer Contribution" to the Plan for the Plan Year commencing January 1, 2005, and for each Plan Year thereafter shall be equal to 70 percent of the Pre-Tax Contributions made on behalf of Participants for such Plan Year that do not exceed 5 percent of their Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan. Notwithstanding the foregoing, the Employer Contributions otherwise required under this subsection 5.1(a) for any Plan Year shall be reduced by the Fair Market Value of the ESOP Common Stock allocated to the Accounts of Participants in accordance with C-8(b) of Supplement C. For purposes of calculating the reduction described in the preceding sentence, the "Fair Market Value" of the ESOP Common Stock allocated to Participant Accounts for each quarter of a Plan Year shall be determined as of the last day of such calendar quarter and shall have the same meaning as set forth in subsection C-10 of Supplement C.

(b) With respect to Enhanced Match Participants (as defined at paragraph (c) below), subject to the terms and conditions of the Plan, including subsection 7.3 and Supplement C hereof, the "Employer Contribution" to the Plan for the Plan Year commencing January 1, 2005, and for each Plan Year thereafter shall be an amount equal to 150 percent of such Enhanced Match Participant's Pre-tax Contributions that do not exceed 1% of the Participant's Eligible Compensation, plus 100% of such Enhanced Match Participant's Pre-tax Contributions that do not exceed 4% of the Participant's Eligible Compensation of the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan. Notwithstanding the foregoing, the Employer Contributions otherwise required under this subsection 5.1(b) for any Plan Year shall be reduced by the Fair Market Value of the ESOP Common Stock allocated to the Accounts of Participants in accordance with subsection C-8(b) of Supplement C for such quarter. For purposes of calculating the reduction described in the preceding sentence, the "Fair Market Value" of the ESOP Common Stock allocated to Participant Accounts for each quarter of a Plan Year shall be determined as of the last day of such calendar quarter and shall have the same meaning as set forth in subsection C-10 of Supplement C.

(c) "Enhanced Match Participants" consist of the following Participants: Participants who are neither "Grandfathered Pension Plan Participants" (as defined under the Sears Pension Plan) nor employed by Orchard Supply Hardware Stores Corporation ("Orchard"). A Grandfathered Pension Plan Participant who terminates employment with Sears and its Related Companies and is thereafter reemployed, but is not, under the terms of the Sears Pension Plan, eligible to resume participation in the Sears Pension Plan, shall be treated from such date of rehire as an Enhanced Match Participant, except for any period that such individual is an employee of Orchard or becomes ineligible to participate in this Plan.

7. Subsection 5.5 is hereby revised to read as follows:

Subsection 5.5 Reserved.

8. Subsections 5.10 and 5.11 are hereby deleted in their entirety.

9. Subsection 7.3(b) is hereby revised to read as follows:

(b) Employer Contributions described at subsection 5.1 for a Plan Year shall be allocated as follows:

(i) Employer Contributions due with respect to Pre-Tax Contributions made for a calendar quarter (based on year to date information), reduced by

(ii) the Fair Market Value (as defined at subsection C-10 of Supplement C and determined on the last day of the calendar quarter) of any allocation described at paragraph C-8(b)(i) of Supplement C for such quarter, shall be allocated to the Participant's Accounts as of the last day of such quarter, provided that such Participant was in the employ of the Employers and Related Companies on the last day of the calendar quarter and has attained his/her "Match Eligibility Date;" further provided, however, that the Company by written action of the Benefits Executive, may waive the requirement that a Participant be employed on the last day of the calendar quarter in the case of Participants who are employed by an Employer or a business unit which is sold to or merged or combined with another entity or otherwise disposed of in a business transaction and whose employment is terminated because of such transaction, as determined by such Benefits Executive in his sole discretion.

10. Subsection 9.1 is hereby revised to read as follows:

Except as provided in subsection 8.12, a Participant hired before January 1, 2004, and any Participant hired on or after that date who is not an Enhanced Match Participant (as defined in subsection 5.1(c)), shall, at all times, have a fully vested, nonforfeitable interest in all of his Accounts. Subject to subsection 9.2, a Participant hired after December 31, 2003 (other than a Participant who is not an Enhanced Match Participant) shall (i) at all times have a fully vested, nonforfeitable interest in his Pre-tax Account, After-tax Account and Rollover Account, and (ii) have a fully vested, nonforfeitable interest in his Employer Contribution Account upon his completion of three Years of Vesting Service (determined in accordance with subsections 2.3, and 2.9.)

11. Subsection 9.2 is hereby renumbered subsection 9.3 and new subsection 9.2 is hereby added after subsection 9.2:

9.2 Accelerated Vesting. Notwithstanding the foregoing provisions of this Section 9, a Participant shall have a fully vested, nonforfeitable interest in all of his Accounts when he attains age 65 while employed by an Employer or Related Company. In addition, in the event of the Plan's termination (in accordance with subsection 14.2) or partial termination (as determined under applicable law and regulations) or the complete discontinuance of contributions to the Plan, each Participant shall be fully vested in his Accounts.

12. New subsection 9.4 is hereby added to the Plan:

Forfeitures. In the case of a Participant who terminates employment and is not fully vested in all of his Accounts under the Plan, the Participant shall forfeit the unvested portion of his or her Accounts upon the earlier of (i) the date the Participant takes a distribution of his or her vested benefit under the Plan; or (ii) upon the date that the Participant incurs five consecutive One Year Breaks in Service under the Plan. Any amounts forfeited under this subsection 9.4 shall be used to reduce Employer Contributions to the Plan. If a Participant is rehired before incurring five consecutive One Year Breaks in Service, any amounts previously forfeited under clause (i) of this subsection 9.4 on account of a distribution shall be restored (without adjustment for earnings, gains and losses), but only if, and not until, the Participant repays the full amount of the prior distribution before the earlier of (A) 5 years from the date that the Participant is reemployed by the Company or a Related Employer or (B) the close of the first five consecutive One Year Breaks in Service after the distribution.

12. Subsection 10.1 is hereby revised to read as follows:

10.1 Partial Withdrawals from the Plan without Terminating Employment. No more frequently than once in any six month period, a Participant may elect to withdraw from the Plan, without terminating employment, an amount specified by him, which amount shall be no less than $250 (or the remaining balance available for withdrawal in the Participant's Account if less than $250), and shall not exceed the balance of such Participant's vested Accounts reduced by the following:

(a) if he has not participated in the Plan for at least five years, an amount equal to the Employer Contributions credited to his Accounts for any portion of the last two Plan Years;

(b) if he has not attained age 59-1/2, all Pre-tax Contributions and any earnings attributable thereto.

In addition, the six month limitation period will not be applicable to a Participant who has not attained age 59 1/2 and is confronted by a Hardship (as defined below). Such Participant may withdraw any amounts described in subsections 10.1(a)-(c), plus his Pre-tax Contributions (up to the amount required by such Hardship), but not the earnings on his Pre-tax Contributions, provided that he has first withdrawn all other amounts then available under the Plan. In the event that the Participant becomes "permanently and totally disabled," such Participant may at any time withdraw his Accounts under the Plan. A Participant is "permanently and totally disabled" if he is unable to perform each of the material duties of his regular occupation with Sears as determined by the Committee on the basis of a written opinion by a licensed physician selected by the Committee.

13. Section 10 is hereby recaptioned "Withdrawals and Loans While Employed" and new subsection 10.5 is hereby added at the end thereof:

Participant Loans. The Committee shall direct the Trustee to make loans to Participants from their respective Accounts in accordance with the "Loan Policy" set forth in Supplement L, which is intended to be consistent with the requirements of ERISA Section 408(b)(1) and Code Section 72(p).

14. Paragraphs (a) and (b) of subsection 11.1 are hereby revised to read as follows:

(a) If the value of the vested portion of a Participant's Accounts does not exceed $5,000, the vested portion of his Accounts will be distributed to him in a lump sum payment as soon as practicable after the Plan's Recordkeeper is notified of his termination of employment.

(b) If the value of the vested portion of a Participant's Accounts exceeds $5,000, the Participant may withdraw the vested portion of his Accounts on the Distribution Date (as defined in paragraph (c) below) that he elects, in a lump sum; provided, however, that such a Participant may make a partial withdrawal of a portion of the vested portion of his Accounts during the first fifteen months following his termination of employment, deferring payment of the rest of his vested Accounts until such later Distribution Date as he elects (within the limits set forth in this Section 11). In the case of all Participants, other than a Participant who retired prior to January 1, 2000, a partial withdrawal under this paragraph 11.1(b) may be made no more frequently than once in any six month period and may be in an amount no less than $250 (or the balance available for withdrawal if less).

15. A new Appendix A, in the form attached hereto, is hereby added to the Plan.

16. Paragraph (b) of subsection C-5 is hereby revised to read as follows:

Notwithstanding the foregoing provisions of this subsection C-5, effective for dividends paid in Plan Years beginning on or after January 1, 2005, to the extent that the Company does not direct, at paragraph (a), above, that dividends on allocated shares of Company Stock be used to make payments on outstanding ESOP loans, all or any amount of cash dividends received with respect to Common Stock held in the portion of the ESOP described in this Supplement C or in Supplement A and allocated to Participants' Accounts shall be credited to such Participants' Accounts and invested in the Company Stock Fund, unless such Participant elects (in such manner and in accordance with such procedures as the Plan Administrator shall establish) that such dividends be paid to the Participant in cash no later than the 90th day after the end of the Plan Year in which such dividends are paid.

17. Paragraph (b) of subsection C-8 is hereby amended to read as follows:

(b) As of the last day of each calendar quarter within a Plan Year, any shares of ESOP Common Stock released from the Suspense Account that are attributable to payments made on ESOP Loans that are designated as payments with respect to that calendar quarter pursuant to subsection C-5 and not credited in accordance with paragraph (a) shall be allocated to the Accounts of eligible Participants as of the last day of such calendar quarter in proportion to the allocation described in paragraph 7.3(b) (without regard to the reduction described at clause 7.3(b)(ii)).

18. A New Supplement L, in the form attached hereto, is hereby added to the Plan.

APPENDIX A
EMPLOYERS

Effective January 1, 2005, the following entities have adopted the Sears, Roebuck and Co. 401(k) Savings Plan and are Employers under the Plan:

Sears, Roebuck and Co. and all of its wholly-owned subsidiaries, except for Lands' End, Inc. and the subsidiaries of Lands' End, Inc.

SUPPLEMENT L
LOAN POLICY

L-1 Loans to Participants.

Effective January 1, 2005, the Committee, upon request by a Participant who is an Employee of an Employer or on an approved paid leave of absence in such manner as the Committee may require, may authorize a loan to be made to the Participant from his vested interest in the Trust Fund, subject to the following:

(a) No loan will be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of all loans made to him under this Plan and under any other qualified retirement plans maintained by the Related Companies would exceed $50,000, reduced by the excess, if any, of:

(i) the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over

(ii) the outstanding balance of loans from the plans to the Participant on the date on which such loan is made;

and no loan will be made to a Participant if the aggregate amount of that loan and the outstanding balance of any other loans to the Participant from the Plan would exceed one-half of the total vested balance of the Participant's Accounts under the Plan as of the date the loan is made. Further, in no event will any loan be made from a Participant's Self Managed Account, if any, although amounts held under such a Self-Managed Account may be taken into account in applying the foregoing limitations on the amount of the loan that may be made to the Participant.

(b) The minimum loan amount is $1,000. A Participant may not have more than one loan outstanding at any time.

(c) Each loan to a Participant will be charged against the Participant's Accounts in the following order: Pre-tax Savings, Employer Matching Contributions, ESOP Allocations, Rollovers and After-Tax Savings, (Post 1986, then Pre 1987). Each Loan will be charged against each Investment Fund in which the Participant's Accounts are invested (except Treasury Bills and the Sears Fund) in the same ratio as the value of his interest in such Fund with respect to the applicable Account bears to the total of all his interest in that Account. Each loan is subject to such uniform and appropriate fees as the Committee will determine.

(d) Each loan will be evidenced by a written note providing for:

(i) a reasonable repayment period of at least one (1), and not more than 5, years from the date of the loan (or 15 years for a loan used to acquire a dwelling which, within a reasonable period of time, will be used as the Participant's principal residence);

(ii) a rate of interest equal to the prime interest rate, as printed in the Wall Street Journal on the last day of the month prior to the date your loan is issued;

(iii) substantially equal payments of principal and interest over the term of the loan no less frequently than monthly or semi-monthly; and

(iv) such other terms and conditions as the Committee will determine.

(e) A Promissory note for each loan of a Participant will be held by the Trustee in a Loan Account for the Participant.

(f) Payments of principal and interest to the Trustee with respect to any loan to a Participant:

(i) will reduce the outstanding balance with respect to that loan;

(ii) will reduce the balance of the Loan Account holding the promissory note reflecting that loan;

(iii) will be credited to the Participant's Accounts in the reverse order of that specified at paragraph (c), above; and

(iv) will be invested in the Investment Funds pro rata in accordance with his current investment directions.

(g) A Participant's obligation to repay a loan (or loans) from the Plan will be secured by the Participant's vested interest in the Plan.

(h) Generally, loan repayments will be made by payroll deductions. However, during any period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by personal check and the Accounts of Participants who make loan payments by this method will be charged with the cost of processing such checks. Personal checks may be used to prepay a loan in its entirety, but may not be used for partial prepayments.

(i) The loan may be prepaid in full at any time without penalty.

(j) Any loan to a Participant will become due and payable upon the 90th day following the Participant's termination of employment with the Employer and all Related Companies. Notwithstanding any other provision of the Plan to the contrary, if the outstanding balance of principal and interest on any loan is not paid at the expiration of its term or upon acceleration in accordance with the preceding sentence, a default will occur and the Trustee will apply all or a portion of the Participant's vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under applicable provisions of the Code and under the terms of the Plan. If necessary to satisfy the entire outstanding obligation, such application of the Participant's vested interest may be executed in a series of actions as amounts credited to the Participant's Account become distributable.

(k) If distribution is to be made to a Beneficiary in accordance with subsection 11.2, any outstanding promissory note of the Participant will be canceled and the unpaid balance of the loan, together with any accrued interest thereon, will be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

The Committee will establish uniform procedures for applying for a loan, evaluating loan applications, and setting fees with respect to loans, any reasonable rates of interest, which will be communicated to Participants in writing.